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                                                             Exhibit 99.B(A)(ii)


                              CERTIFICATE OF TRUST

                                       OF

                         ING PILGRIM SENIOR INCOME FUND

                            a Delaware Business Trust

          This Certificate of Trust of ING PILGRIM SENIOR INCOME FUND (the "Fund"), dated as of this 15th day of December, 2000, is being duly executed and filed, in order to form a business trust pursuant to the Delaware Business Trust Act (the "Act"), Del. Code Ann. tit. 12, Sections 3801-3822.

          1. NAME. The name of the business trust formed hereby is "ING PILGRIM SENIOR INCOME FUND."

          2. REGISTERED OFFICE AND REGISTERED AGENT. Prior to the first issuance of beneficial interests, the Fund will a registered investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with Section 3807(b) of the Act, the Fund has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

               (a) REGISTERED OFFICE. The registered office of the Fund in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

               (b) REGISTERED AGENT. The registered agent for service of process on the Fund in Delaware is The Corporation Trust Company.

          IN WITNESS WHEREOF, the undersigned, being the sole Trustees of the Fund, hereby make and enter into this Certificate of Trust as of the date first-above written.


/s/ James M. Hennessy                        /s/ Daniel A. Norman
--------------------------------             --------------------------------
James M. Hennessy                            Daniel A. Norman
7337 East Doubletree Ranch Road              7337 East Doubletree Ranch Road
Scottsdale, AZ 85258                         Scottsdale, AZ 85258

The principal place of business of the Fund is 7337 East Doubletree Ranch Road, Scottsdale, AZ 85258.